Exhibit 99.2

Oracle Buys Textura

Adds Leading Construction Contracts and Payment Management Cloud Services to the Oracle Engineering and Construction Industry Cloud Platform

April 28, 2016

Copyright © 2016, Oracle and/or its affiliates. All rights reserved. |

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and Textura, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Textura, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Textura, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or Textura may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Textura.

In addition, please refer to the documents that Oracle and Textura, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Textura’s respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document . Neither Oracle nor Textura is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing Textura product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of Textura’s product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by Textura or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Textura. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Textura, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and Textura will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Textura are urged to read these documents when they become available because they will contain important information that holders of Textura securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Textura at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and Textura file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or Textura at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Oracle’s and Textura’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

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The Announcement

Oracle buys Textura

Adds leading construction contracts and payment management cloud services to the Oracle Engineering and Construction Industry Cloud platform

About Textura

Provides construction contracts and payment management cloud services that process $3.4 billion in payments for over 6,000 projects each month, helping keep projects on time and under budget while reducing risk for developers, contractors, and subcontractors

Textura offers its cloud services in a consumption model preferred by the engineering and construction industry whereby the companies involved pay based on project activity

Usage of Textura’s cloud services creates a network effect that benefits all participants as more than 85,000 general and subcontractors are connected to the platform

Oracle Primavera and Textura will form the Oracle Engineering and Construction Global Business Unit offering a comprehensive project control and execution platform that manages all phases of engineering and construction projects

Oracle Primavera offers a complete suite of solutions for project, cost, time and risk management that have been completely re-architected for the Cloud that are growing rapidly as construction and engineering companies embrace digital transformation

Textura provides critical tools that improve financial performance and mitigate risk across the construction project lifecycle from pre-construction design to project close out and payment

The combination of Oracle Engineering and Construction and Textura will enable engineering and construction organizations to plan, build and operate critical assets and help deliver successful project outcomes

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Lack of Automation in Global Construction Industry Leads to Cost Overruns and Reduced Productivity

By 2030, commercial construction will generate 15% of the world’s GDP1, yet onboarding of and payments between property developers, contractors and subcontractors remains painstakingly manual

Complex network strains project management

Manual processes increase risks and slow payments

Inefficient resource allocation causes cost overruns

$17.5 Annual Construction

Spending Expected by 20301

Trillion Industry

Wasting

Over 10% of Investments in Projects 10% and Programs Results in Wasted Costs2

of Every Dollar Spent

With

Contractors invest 80% less than that of Very Little an average business on IT3

Automation to Help

1 Source: “Global Construction 2030, A Global Forecast for the Construction Industry to 2030,” November 2015

2 Source Project Management Institute, “Pulse of the Profession 2015: The High Cost of Low Performance,” February 2015

3 Source: JBKnowledge “4th Annual Construction Technology Report,” 2015

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Complex Construction Projects with Dozens of Stakeholders

Need Automation and Transparency to Manage Workflows

Connected

Project

Teams

Property ers

General Contractors

Sub-Contractors Digital Timely and Efficient

Document Accurate

Resource

Controls Payments Suppliers Management

5

Textura Standardizes and Automates Vendor Payment,

Compliance Documentation and Lien Waiver Exchange

Efficiently Manage Automate Invoicing and

Project Execution

Pre-Construction Payments

Replace manual processes Optimize project Improve accuracy and with efficiency and performance with time, project governance and accuracy cost and resource compliance management

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Textura Helps Enable the Construction Industry to Better

Manage Risk and Improve Financial Performance

*

$3.4+ 25,000+ 85,000 $135+ 5 Billion projects subcontractor billion million in subcontractor payments run on platform, organizations which subcontractor payments electronically signed lien processed / month 6,000+ projects today have used CPM processed waivers

Minimize Financial Increase Operational and Compliance Risks Productivity And Efficiency

Optimize payment processes linked to project Cloud deployments to increase adoption execution and contract conditions across all stakeholders

Manage and control cash flow Reduce design and construction conflicts,

Ensure regulatory compliance rebids, and rework with transparent workflows

*Pending

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Modern Property Developers and Contractors Run Textura’s

Innovative Cloud Solutions

PCL Construction Robins & Morton Webcor Builders

The Yates Companies Equity Residential Hy-Vee Messer Construction

Nearly Clayco Nearly

Regency Centers

Two Thirds 50%

Ryan Companies of Engineering News-Record’s of Engineering News-Record’s

Tutor Perini 1 Walbridge 1 Top 25 Run Textura Top 100 Run Textura

Clark Construction MB Real Estate Services Layton Construction Sundt Construction

Turnberry Associates

Coastal Construction Group Property Developers

General Contractors

1 Source: Based on “2015 ENR Top 400 Contractors”

* Customer information provided by Textura

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Case Study: Layton Construction

Doubled Project Volume and Automated Lien Waiver Exchange for Payment

CHALLENGES:

Inefficient, paper-based payment management processes

Ineffective collection and tracking of critical compliance Layton Construction materials and subcontractor lien waivers

SOLUTION:

Layton selected Textura Construction Payment Management to automate business-critical processes

COMPANY OVERVIEW:

BENEFITS:

Large general contractor with projects spanning the United—solution Layton to States in virtually every industry Textura’s highly scalable enabled transform its manual processes and double its volume in a

No. 76 on the ENR 2015 list of largest general contractors few years without adding Accounting staff based on $820 million in revenue cloud-based collaborative workflow and

Textura’s process standardization solution improved lien waiver management and automated the exchange of lien waivers for payment

* Customer information provided by Textura

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Case Study: Pankow

Yielded Six-Figure Savings and Transformed Payment Management Activities

CHALLENGES:

Inefficient payment management processes, including manual collection and processing of materials

Project teams wasted time and effort tracking down lien Pankow waivers and managing through data errors

SOLUTION:

Pankow selected Textura Construction Payment

Management to improve project financial performance and COMPANY OVERVIEW: efficiencies while reducing errors

Responsive, service-oriented builder with an emphasis on BENEFITS: collaboration and transparency that provides construction

Textura’s cloud-based solution enabled easy, seamless services to clients in multiple industries implementation

No. 161 on the ENR 2015 list of largest general contractors, Pankow’s transformation streamlined payment based on $409 million in revenues management activities, delivering efficiency improvements that yielded six-figure savings

Improved communications with subcontractors, including enhancing visibility into status

* Customer information provided by Textura

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Case Study: Hy-Vee

Reduced Costs by Six Figures while Improving Project Outcomes

CHALLENGES:

Labor-intensive, time-consuming, and costly manual processes for managing construction project documents Hy-Vee Project stakeholders were not working from common materials, costing valuable time and creating inaccuracies

SOLUTION:

Seeing an opportunity to improve financial results and COMPANY OVERVIEW: automate processes for their construction projects, Hy-Vee selected Textura Submittal Exchange

Based in the United States, Hy-Vee is an employee-owned supermarket chain operating more than 240 stores and BENEFITS: generating sales of $9.3 billion annually

Collaborative and centralized online submittals processes dramatically increased efficiency, accuracy, and visibility across project stakeholders

Improved financial performance in the first 2 years and improved project outcomes, by reducing costs by six figures and reducing project time

* Customer information provided by Textura

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The Oracle Engineering and Construction and Textura Cloud

Solutions Will Help Construction Businesses Scale

* Oracle Textura

Project Task Resource Budgeting & Management Management Management Forecasting

Cost Project Management Visualization

Social Mobile Collaboration Analytics

Contract Insight & Management Performance

Field Document Payment Management Project Takeoff and Bid Pre-Qualification Management Handover Estimating Management Management

*Pending

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Oracle